Exhibit 6.2

LINE OF CREDIT AGREEMENT

This Line of Credit Agreement (the “Agreement”) is entered into on November 1, 2022 by and between:

Contra Enterprises, a Oklahoma corporation with its principal place of business at 10026 S Mingo Road Tulsa, OK 74133

and

Endless Corporation, a Oklahoma corporation with its principal place of business at 3810 S Elwood Ave Tulsa, OK 741073 (“Borrower”).

RECITALS

WHEREAS, the Lender agrees to provide the Borrower with a revolving line of credit on the terms and conditions set forth herein; and

WHEREAS, the Borrower agrees to utilize the line of credit provided by the Lender in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. LINE OF CREDIT

1.1 Credit Limit: The Lender agrees to provide the Borrower with a revolving line of credit in an aggregate principal amount not to exceed $250,000 (the “Credit Limit”).

1.2 Purpose: The line of credit shall be used for [purpose, e.g., working capital, business expansion].

1.3 Term_: The line of credit shall be available for an initial term of 2 years, commencing on the date of this Agreement, and may be renewed upon mutual agreement of the parties.

1.4 Advances: The Borrower may request advances under the line of credit from time to time, provided that the total amount of all advances outstanding at any time shall not exceed the Credit Limit.

2. INTEREST AND FEES

2.1 Interest Rate: The outstanding principal amount of the line of credit shall bear interest at a rate of 18% per annum, calculated on the basis of a 360-day year and actual days elapsed.

3. REPAYMENT

3.1 Repayment of Principal:The Borrower shall repay the outstanding principal amount of each advance under the line of credit in accordance with the terms set forth in the advance request, but in any event, no later than the termination date of this Agreement.

3.2 Interest Payments:Interest shall be payable quarterly in arrears on the last day of each quarter.

3.3 Reborrowing: The Borrower may reborrow amounts repaid under the line of credit, subject to the terms and conditions of this Agreement.

4. CONDITIONS PRECEDENT

4.1 The obligation of the Lender to make any advances under the line of credit is subject to the fulfillment of the following conditions precedent:

●	Delivery of executed copies of this Agreement and any related documentation.
●	No default or event of default under this Agreement.
●	Receipt of all required approvals, consents, and authorizations from third parties and governmental authorities.

5. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

●	It is duly organized, validly existing, and ingood standing under the laws of its jurisdiction.
●	It has the power and authority to enter into and perform its obligations under this Agreement.
●	This Agreement constitutes a legal, valid, and binding obligation of the Borrower.

6. COVENANTS

The Borrower covenants and agrees to:

●	Maintain its existence and comply with all applicable laws and regulations.
●	Use the proceeds of the line of credit for the specified purpose.
●	Provide the Lender with financial statements and other information as requested.

7. EVENTS OF DEFAULT

7.1 An event of default shall occur if:

●	The Borrower fails to make any payment due under this Agreement.
●	The Borrower breaches any covenant or representation in this Agreement.
●	The Borrower becomes insolvent or files for bankruptcy.

7.2 Upon the occurrence of an event of default, the Lender may:

●	Terminate the line of credit.
●	Declare all outstanding amounts under the line of credit immediately due and payable.

8. TERMINATION AT WILL BY LENDER

8.1 Termination at Will: The Lender may terminate this Agreement and the line of credit at any time, with or without cause, upon providing 30 days’ prior written notice to the Borrower.

8.2 Upon termination, all outstanding amounts under the line of credit, including principal, interest, and any other fees or charges, shall become immediately due and payable.

9. MISCELLANEOUS

9.1 Amendments: This Agreement may not be amended except in writing signed by both parties.

9.2 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to its conflict of laws principles.

9.3 Notices: All notices under this Agreement shall be in writing and delivered to the addresses set forth above or such other address as either party may specify in writing.

9.4 Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations.

IN WITNESS WHEREOF, the parties have executed this Line of Credit Agreement as of the date first above written.

ENDLESS CORPORATION

By:	/S/ Travis Dahm
Name:	Travis Dahm
Title:	Secretary

CONTRA ENTERPRISES

By:	/S/ David Winters
Name:	David Winters
Title:	Managing Member